Exhibit 16.1

March 2, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the “Change in Accountants” section of the Registration Statement on Form S-1 (the “Registration Statement”) dated March 2, 2017, of Select Energy Services, Inc. and are in agreement with the statements contained in that section insofar as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained in that section of the Registration Statement.

/s/ Pannell Kerr Forster of Texas, P.C.